Exhibit 10.34

SAVVIS MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“MSA”) is by and between SAVVIS Communications Corporation and its affiliates (“SAVVIS”) and LookSmart, Ltd (“Customer”) and is entered into as of this day of March, 2008 (“Effective Date”).

1. Services. SAVVIS will provide the Services in accordance with the Agreement. The “Agreement” means this MSA plus all applicable Service Schedules, SAVVIS Service Guides, Service Orders, service level agreements (“SLAs”) and any other documents that are expressly incorporated herein (collectively “Service Attachments”). SAVVIS may reject any Service Order and will not be bound by such Service Order until accepted by SAVVIS. Customer issued purchase orders will not modify the terms of the Agreement. Any requests for ancillary services not described in the applicable Service Attachments may be provided on an individual case basis as agreed to in writing by the parties. SAVVIS will not change the Service rates or SLAs during the initial Service term specified in the Service Order, but may thereafter change the rates and/or SLAs upon at least 60 days prior notice.

2. Term. The term of the Agreement will commence on the Effective Date and continue until the expiration of the last Service term, unless earlier terminated in accordance with the Agreement (“Term”).

3. Payment. All payments are due in full within 30 days after the date of the invoice (“Due Date”). In addition to the Service charges, Customer shall also pay all applicable Taxes and any third party charges pre-approved by Customer (e.g., installation, local access, utilities). Any amount not received by the Due Date will be past due and subject to interest at the lesser of 1.5% per month or the highest rate permitted by applicable law. Billing for each Service shall commence on the “Billing Commencement Date,” as defined in the applicable Service Schedule. Except as otherwise set forth in the applicable Service Order, (a) monthly recurring charges (“MRCs”) will be billed monthly in advance, (b) varying or usage-based charges will be billed monthly in arrears and (c) installation or other non-recurring charges will be billed upon the Billing Commencement Date. If SAVVIS is unable to deliver the Services on time due to the delay of Customer or its End Users or agents, SAVVIS may commence billing as of the date the Services would have been ready for delivery but for such delay. SAVVIS may, upon 30 days prior notice, modify the payment terms or require a mutually acceptable form of security (e.g., a deposit) if Customer has repeatedly failed to pay its invoices by the Due Date or if there has been a material, adverse change in its financial condition; provided, however, that SAVVIS may not require a deposit or other form of security that is more than two (2) times the amount of the then-current monthly recurring revenue for which Customer is responsible under this Agreement.

4. Customer Obligations. All use of SAVVIS’ network and the Services by Customer and its End Users will comply with the AUP, which is incorporated herein by reference. SAVVIS may make reasonable changes to the AUP at any time and such change will be effective upon posting to SAVVIS’ website or other notice to Customer. SAVVIS may suspend the Services or otherwise restrict access to the SAVVIS network without notice if SAVVIS learns of an AUP violation that, in its reasonable discretion, is unlawful or is likely to cause loss or liability for SAVVIS or any other party. Any such suspension or restriction will be on the most limited basis as SAVVIS determines is reasonably practical under the circumstances in order to address the underlying violation. Customer will indemnify, defend and hold SAVVIS and its contractors harmless from any and all third party claims, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, or liabilities arising from or related to the use or resale of the Service, including, without limitation, any violation of this Section.

5. Termination. Customer may terminate the Agreement upon 30 days notice in the event of a material breach of the Agreement by SAVVIS, if such breach is not cured within that period. SAVVIS may suspend Service or terminate the Agreement: (a) upon ten (10) days notice in the event of any payment default, if such default is not cured within that period; (b) upon notice in the event of any AUP violation; or (c) upon 30 days notice in the event of any other material breach of the Agreement by Customer, if such breach is not cured within that period (unless a different notice period expressly set forth in the Agreement applies). If Customer terminates an ordered Service prior to its delivery, cancellation fees will apply as set forth in the Service Schedule. If, after the delivery of Service but prior to the conclusion of the applicable Service term, the Service or this Agreement is terminated either by SAVVIS for cause or by Customer for any reason other than cause, then Customer shall be liable for: (a) an early termination charge equal to 50% of the MRCs for the affected Services multiplied by the number of months remaining in the Service term; (b) Service charges accrued but unpaid as of the termination date; and (c) any third party provider charges or out-of-pocket expenses incurred by SAVVIS (e.g., cancellation charges or annual software license fees). The parties agree that any cancellation fees and early termination charges set forth in the Agreement constitute liquidated damages and are not intended as a penalty. If a particular Service is terminated by Customer without cause or by SAVVIS for cause, and SAVVIS advises the Customer in writing that in SAVVIS’ good faith judgment provision of a related Service is impractical or impossible (“Related Service”) as a result of such termination, then the Related Service shall be deemed terminated for cause by SAVVIS and any applicable termination charges will apply.

6. Disclaimer of Warranties. THE SERVICES AND ANY RELATED EQUIPMENT, SOFTWARE AND OTHER MATERIALS PROVIDED BY SAVVIS IN CONNECTION WITH THE SERVICES ARE PROVIDED WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS OR ANY RESULTS TO BE ACHIEVED HEREFROM. SAVVIS MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING THE COMPATIBILITY OF SOFTWARE OR EQUIPMENT OR ANY RESULTS TO BE ACHIEVED THEREFROM. THESE DISCLAIMERS SHALL NOT LIMIT CUSTOMER’S ABILITY TO SEEK ANY APPLICABLE SLA REMEDIES.

7. Limitation on Liability. NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOST OR IMPUTED PROFITS OR REVENUES, LOST DATA, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S

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SAVVIS MASTER SERVICES AGREEMENT

LIABILITY FOR ITS INDEMNIFICATION OBLIGATIONS HEREUNDER. EXCEPT FOR SAVVIS’ INDEMNIFICATION OBLIGATION, THE TOTAL AGGREGATE LIABILITY AND OBLIGATIONS OF SAVVIS, ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL NET PAYMENTS PAID BY CUSTOMER TO SAVVIS FOR THE AFFECTED SERVICE WHICH GIVES RISE TO SUCH LIABILITY IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES. EXCEPT FOR CUSTOMER’S INDEMNIFICATION OBLIGATION; A BREACH BY CUSTOMER AND/OR END USERS OF SECTION 4 AND/OR THE AUP; CUSTOMER’S PAYMENT OBLIGATIONS; AND ANY LIABILITY AND/OR LOSS ARISING OUT OF THE CUSTOMER, ITS AUTHORIZED REPRESENTATIVES, CUSTOMER MATERIAL AND/OR CUSTOMER EQUIPMENT IN OR ABOUT ANY SAVVIS PREMISE, INCLUDING BUT NOT LIMITED TO ANY EQUIPMENT AND/OR ANY OTHER PROPERTY, THE TOTAL AGGREGATE LIABILITY AND OBLIGATIONS OF CUSTOMER ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL NET PAYMENTS PAID OR PAYABLE BY CUSTOMER FOR THE APPLICABLE SERVICE DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES,

8. Confidentiality. Neither party shall, without the prior written consent of the other party, use or disclose the Confidential Information of the other party during the Term of this Agreement and for 2 years following the expiration or termination hereof. Each party will take all reasonable precautions to protect the other party’s Confidential Information, using at least the same standard of care as it uses to maintain the confidentiality of its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) to any consultants, contractors, and counsel who have a need to know in connection with this Agreement and have executed a reasonably protective non-disclosure agreement with the disclosing party, or (ii) pursuant to legal process; provided that, the disclosing party shall, unless legally prohibited, provide the non-disclosing party with reasonable prior written notice sufficient to permit it an opportunity to contest such disclosure.

9. Publicity. Neither party shall use, publicize, or issue any press release which includes the name, trademarks, or other proprietary identifying symbol of the other party or its affiliates, without the prior written consent of such other party.

10. Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to its principles for resolving conflicts of law.

11. Force Majeure. Neither party will be liable for any failure or delay in its performance under the Agreement (other than a failure to comply with payment obligations) due to a Force Majeure Event. If a Force Majeure Event prevents the provision of Service for a period of 30 days, either party may terminate the affected Service by providing 30 days written notice to the other party.

12. Notices. All legal notices required to be given hereunder shall be in writing and deemed given if sent to the addressee specified below either (a) by registered or certified U.S. mail, return receipt requested, postage prepaid, three days after such mailing; or (b) by national overnight courier service, the next business day. All other notices (e.g., notice reminder of non-payment) may be sent via facsimile or email and will be deemed given on the day such notice is delivered. Customer’s Service change or disconnect notice must be in writing sent via mail to Attn: Client Solutions, 2355 Dulles Corner Blvd., Ste. 300, Herndon, VA 20171.

To SAVVIS:

1 SAVVIS Parkway, Town & Country, MO, USA 63017

Attn: General Counsel

To Customer:

Address:	625 2nd Street, San Francisco, CA
94107
Fax No.:	415-348-7034
Email:
Attn.:	General Counsel

13. Insurance. Each party shall carry and maintain during the Term, at its own cost and expense, commercial general liability insurance of at least $1 million per occurrence with a $2 million aggregate covering claims for bodily injury, death, personal injury or property damage. If Customer’s personal property will be located in any data center, Customer shall also carry an “all risk” property insurance policy covering such equipment in an amount not less than its full replacement value. The coverage required herein may be obtained through any combination of primary and excess or umbrella liability insurance. Customer will provide SAVVIS with certificate(s) of insurance which evidence such coverage upon request and provide at least 30 days prior written notice of policy cancellation.

If Customer will have access to a SAVVIS facility in connection with the Service, Customer shall also name SAVVIS as an additional insured for purposes hereof in event Customer will have personnel and/or equipment at a SAVVIS facility.

14. Maintenance. Customer acknowledges that the Services may be subject to maintenance or repair and agrees to cooperate in a timely manner and provide reasonable access and assistance as necessary to allow such maintenance or repair.

15. Waiver. Except as otherwise expressly set forth in the Agreement, neither party’s failure to insist upon strict performance of any provision of the Agreement shall be construed as a waiver of any of its rights hereunder. Neither the course of conduct between parties nor trade practice shall act to modify any provision of the Agreement.

16. Miscellaneous. All provisions in the Agreement which by their nature are intended to survive expiration or termination shall so survive. If any term of the Agreement is held unenforceable, the unenforceable term shall be construed as nearly as possible to reflect.

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the original intent of the parties and the remaining terms shall remain in effect. The Agreement is intended solely for SAVVIS and Customer and does not provide any third party (including End Users) with any right or benefit. Either party may assign this Agreement, in whole or in part, without the other party’s prior written consent: (i) to the surviving entity in the event of a merger or consolidation; (ii) to the purchaser of all or substantially all of the party’s assets; or (iii) to any entity that controls, is controlled by or is in common control with such party; provided, however, that any assignee of Customer must have the same level of financial standing and creditworthiness as Customer as determined by Experian or another nationally recognized credit rating company. Customer shall provide SAVVIS with prompt written notice of any such permitted assignment as soon as the news of such assignment is made publicly available. Any other assignment shall require the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. In the event of conflict among terms, the order of priority shall be as follows: the Service Schedule, then this MSA, then the SSG, and then the Service Order with the latest date. Except as otherwise set forth herein, all amendments to the Agreement shall be in writing and signed by the parties’ authorized representatives. This MSA may only be executed by an authorized officer of SAVVIS. This MSA together with all applicable Service Attachments constitutes the entire agreement of the parties with respect to the Services and supersedes any other prior or contemporaneous agreement or understandings, whether oral or written, related to the subject matter hereof, including without limitation the Co-Location Services Agreement between SAVVIS Communications Corporation and LookSmart, Ltd., dated February 19, 2003. All handwritten or typed modifications to the Agreement which are not mutually agreed to in writing are null and hereby rejected. SAVVIS may act in reliance upon any written notice, Service Order, or other instruction or signature reasonably believed by SAVVIS to be genuine.

17. Indemnification. SAVVIS shall defend and settle any third party claim against Customer that any SAVVIS owned technology provided to Customer by SAVVIS and used in conjunction with the Service(s) infringes a US patent, (“Infringement Claim”) and will indemnify Customer in the amount of any final judgment or settlement of such Infringement Claim up to the limitations set forth in the Agreement. If the SAVVIS owned technology has become (or in SAVVIS’ reasonable judgment is likely to become) the subject of an Infringement Claim, SAVVIS shall, at its option and expense, (a) procure for Customer the right to make continued use thereof, or (b) replace or modify the SAVVIS owned technology with technology having substantially similar functionality, or (c) if (a) and (b) above are not commercially reasonable to SAVVIS, then SAVVIS may at its sole option terminate the Agreement, any Service and/or Customer’s use of the SAVVIS owned technology without further liability. SAVVIS shall have no liability or obligation to indemnify, if the alleged infringement arises out of or is related to (1) combination with products or services not provided by SAVVIS, (2) use for a purpose or in a manner for which the SAVVIS owned technology were not designed and SAVVIS advised Customer of the limitations on use, or Customer using reasonable judgment should have known of the limitation on use, (3) use of any older version of the SAVVIS owned technology when use of a newer SAVVIS version would have avoided the infringement (provided the Customer was made aware of the availability of the newer version of the SAVVIS owned technology), (4) any modification not made with SAVVIS’ written approval, (5) any modifications made by SAVVIS pursuant to Customer’s instructions, or (6) any intellectual property right owned or licensed by Customer. The foregoing indemnification by SAVVIS shall be subject to the following: (i) Customer promptly notifying SAVVIS in writing of the claim; and (ii) SAVVIS having sole control of the defense and all related settlement negotiations; provided, however, that Customer has the right, but not the obligation, to participate at its expense in the defense of any such claim or action through counsel of its own choosing; and (iii) Customer offering reasonable assistance and cooperation in the defense of such claim.

18. Definitions.

“AUP” means SAVVIS’ Acceptable Use Policy located on its website at http://www.savvis.net/customer/aup.html.

“Confidential Information” means any non-public information of the parties hereto relating to its business activities, financial affairs, technology, marketing or sales plans that is disclosed to, and received by, the other party pursuant to the Agreement. Confidential Information includes, but is not limited to, the terms and pricing of the Agreement. Confidential Information shall not include information which: (i) is or becomes public knowledge through no breach of the Agreement by the receiving party, (ii) is received by recipient from a third party not under a duty of confidence, or (iii) is already known or is independently developed by the receiving party without use of the Confidential Information.

“End Users” means Customer’s members, end-users, customers or any other third parties who utilize or access the Services or the SAVVIS network via the Services provided hereunder.

“Force Majeure Event” means an unforeseeable event beyond a party’s reasonable control, including but not limited to, acts of war; acts of God; earthquake; flood or extreme weather conditions; embargo; riot; sabotage; labor shortage or dispute changes in government codes, ordinances, laws, rules, regulations or restrictions; failure of the Internet; terrorist acts; failure of data, products or services controlled by any third party, including the providers of communications or network services; utility power failure; material shortages or unavailability or other delay in delivery not resulting from the responsible party’s failure to timely place orders therefore, or lack of or delay in transportation.

“SAVVIS Service Guide” (or “SSG”) means the product-specific Service guide that includes technical details and additional terms, if any, which can be found at http://www.savvis.net/legalguides, which SAVVIS may modify from time to time, effective upon posting on the website.

“Service” means the service provided by SAVVIS and/or its licensors and contractors as set forth on the Service Order.

“Service Order” means a service order request submitted on a form issued by SAVVIS and signed by Customer that includes the type and details of the specific Services ordered by Customer.

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“Service Schedule” means those service descriptions providing the terms pursuant to which SAVVIS shall provide and Customer shall purchase the Services described therein.

“SLA Attachment” means the attachment that sets forth the SLA applicable to each individual Service, if any, and which provides Customer’s sole and exclusive remedies for any Service deficiencies or failures of any kind.

“Taxes” means any applicable foreign, federal, state, or local taxes and charges assessed in connection with the Service, including without limitation, all governmental excise, use, sales, value-added and occupational taxes and other fees, or other similar surcharges and levies, but excluding any taxes based on SAVVIS’ net income.

The parties have read and agree to the terms of this MSA and any applicable Service Attachments, all of which are made a part of the Agreement.

SAVVIS COMMUNICATIONS CORPORATION	CUSTOMER LookSmart, Ltd

By:	By:	/s/ Dan Peterson
Name:	Name:	Dan Peterson
Title:	Title:	Vice President, Technical Operation
Date:	Date:	3/29/08

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